Exhibit 99.1

Angeion Corporation 350 Oak Grove Parkway St. Paul, MN 55127 USA Telephone: (651) 484-4874 Facsimile: (651) 484-4826

FOR IMMEDIATE RELEASE

Angeion Corporation Reports Fiscal 2010 Third-Quarter Results
(Quarter Ended July 31, 2010)

Highlights
▪	Third-quarter revenue of $7.1 million increases 14.3% from third quarter of FY2009
▪	International revenue rises to 23.4% of total sales from 20.8% in previous year’s third quarter
▪	Third-quarter gross margin of 57.8% up sequentially from second-quarter rate of 52.0%
▪	Profitable third quarter improved by $299,000 versus prior year third quarter
▪	Balance sheet remains strong with $10.7 million in cash and investments with no debt

ST. PAUL, Minn. — (August 25, 2010) — Angeion Corporation (NASDAQ: ANGN) today reported results for its fiscal third quarter ended July 31, 2010.

For the 2010 third quarter, Angeion posted a net profit of $126,000, or $0.03 per diluted share, on revenues of $7.1 million. Compared to the prior-year third quarter, which generated a net loss of ($173,000), or ($0.04) per diluted share, current-year earnings increased $299,000, or $0.07 per diluted share, due to $727,000 in improved gross margin partially offset by a $423,000 increase in operating expenses, which included $245,000 of one-time charges related to the previously disclosed financial executive transition.

Gross margins rose as a result of:

•	Increased manufacturing efficiencies from increased sales volume and right sizing activities earlier in the year;
•	Higher margins on a successful MedGraphics CertifiedTM sales campaign promoted in the quarter; and
•	Reduced provisions for obsolete inventories required due to improved materials management.

Operating expenses rose $423,000, with a $279,000 increase in selling and marketing, and a $163,000 increase in general and administrative. This was partially offset by a $77,000 reduction in amortization expense. The higher selling and marketing expense included key staffing additions early in the year and promotional activities surrounding new product launch initiatives, as well as sales commissions on $888,000 in incremental year-over-year third-quarter revenue.

Revenue from international customers in the 2010 third fiscal quarter was 23.4% of total sales, up from 20.8% for the third quarter of fiscal 2009. Driving international revenue growth were strong performance gains in Europe and Latin America.

“From a top and bottom-line perspective, we are pleased with the Company’s performance in the fiscal third quarter. We delivered strong increases in revenue, gross margin and profitability over fiscal 2009,” said Rodney A. Young, Angeion’s President and Chief Executive Officer. “We believe the attractiveness of our marketing and sales programs and pent-up demand for our MedGraphics systems, as well as a slight loosening of hospital capital budgets, contributed to our third quarter performance.

“During the quarter we capitalized $101,000 in an ongoing research and development project to migrate the software platform on which our MedGraphics products operate to next-generation technologies. As we have discussed previously, while this spending affects our cash flow and to a lesser extent our bottom line, we believe that these investments provide the foundation for a future product pipeline of new integrated patient care and consumer health programs that will deliver sustained growth.”

For the nine months ended July 31, 2010, Angeion reported a net loss of ($1.3 million), or ($0.30) per diluted share, on revenues of $20.6 million. This compares to a net loss of ($1.0 million), or ($0.25) per diluted share, on revenues of $18.9 million for the 2009 nine-month period. On a year-over-year basis, the majority of the nine-month $1.7 million, or 9.1%, increase came from improved international shipments which were up $1.1 million, or 27.8%, again primarily from business in Europe and Latin America. Particularly strong in this period were international shipments of high-value plethysmographs, coupled with an extended successful promotion related to the Company’s UltimaTM product line. Gross margin for the 2010 nine months was 53.7% versus the prior year rate of 53.0%.

Operating expenses for the first three quarters of the year were $12.3 million, up $1.3 million from the prior year spending level of $11.0 million. Consistent with the third-quarter discussion above, primarily accounting for this change was a $641,000 increase in R&D spending, the majority of which related to software development initiatives, a portion of which we began to capitalize in the third quarter. Excluding R&D increases, year-over-year nine-month operating expenses increased $642,000, with a $709,000 increase in selling and marketing, offset by reduced amortization expense. Nine-month 2010 general and administrative expenses were essentially flat on a year-over-year basis after excluding one-time third-quarter charges.

On a pro-forma basis, after adding back non-cash charges for depreciation, amortization and stock-based compensation expense, the Company achieved pro-forma profit of $470,000 for the quarter and a ($167,000) pro-forma net loss for the trailing 12-month period ended July 31, 2010. Angeion continues to believe that this pro-forma information is helpful in an analysis of its operating results by eliminating the non-cash items noted in the table below. A reconciliation of GAAP basis net income / (loss) to pro-forma net income / (loss) follows:

(in $000s)	Q4 FY09	Q1 FY10	Q2 FY10	Q3 FY10	Trailing 12 Months
GAAP basis net income / (loss)	$(573)	$(826)	$(559)	$126	$(1,832)
Depreciation and amortization	279	195	197	192	863
Stock-based compensation	226	222	202	152	802
Pro-forma net income / (loss)	$(68)	$(409)	$(160)	$470	$(167)

As the table indicates, although the Company generated a loss for the trailing 12-month period, Angeion has shown meaningful improvement on a sequential quarterly basis in fiscal 2010.

Angeion’s cash flow statement shows that the Company reported $76,000 in positive operating cash flow in the first three quarters of fiscal 2010. This was partly due to the net loss for the period offset by add-backs for depreciation, amortization and stock-based compensation. Additionally, Angeion’s lower inventory levels early in the year contributed to a $327,000 favorable impact on year-to-date results. Increased accounts receivable from the current quarter’s revenues used working capital of $319,000 year to date.

At quarter-end, Angeion had no debt and $10.7 million in cash and investments, up from $10.6 million a year ago.

Business Update
Said Young, “During the quarter we continued the successful introduction of our UltimaTM CardiO2 combined metabolic and ECG stress testing system. CardiO2 – which can be used for cardiorespiratory exercise assessment in laboratories of hospitals and clinics, pulmonary and cardiac rehabilitation and physical therapy facilities, and sports medicine centers – is being well received by healthcare professionals. Also, sales of our MedGraphics CertifiedTM products have been strong both domestically and internationally in the second and third quarters. Under this program, systems that have had limited use in clinical research studies or product demonstrations, for example, are upgraded and recertified to meet the same performance, quality and value as new MedGraphics Ultimas.”

Angeion launched its new TRUcalTM resting metabolic rate system during the third quarter. Part of its New Leaf® product line, TRUcal includes a metabolic analyzer that gently measures breath and provides consumers the true individualized daily calories their bodies require. The TRUcalTM system also includes a compact netbook with Bluetooth® technology, enabling wireless connectivity for health and fitness program management and tracking.

Said Young, “Development of the enhanced TRUcal system reflects marketplace demand for our New Leaf line of products and services which advance a healthier lifestyle. An individual’s resting metabolic rate is key to losing weight and maintaining a healthy body, as well as achieving personal fitness goals. TRUcal scientifically captures the metabolic information to empower consumers to take responsibility for their own health, and with, wireless connectivity, TRUcal is very easy to use.”

Other recent highlights include:

▪

Angeion partnered with Data Innovations to create MedGraphics BreezeConnect, a software interface that provides interfacing options in one comprehensive solution. BreezeConnect incorporates Data Innovations’ Instrument Manager (IM) to provide connectivity between MedGraphics cardiorespiratory diagnostic systems and the hospital’s electronic medical records. This gives clinicians the ability to improve workflow, reduce department costs, increase productivity and meet “meaningful use” criteria that could qualify their facility for government grant money. BreezeConnect is currently available in the Unities States and will be launched internationally at the upcoming European Respiratory Society Conference September 18-22, 2010, in Barcelona, Spain.

▪

The Company was awarded a three-year contract with Amerinet – a leading national healthcare group purchasing organization – for its MedGraphics® cardiorespiratory diagnostic systems. The agreement, effective July 1, 2010, offers Amerinet members and partners access to MedGraphics’ systems that diagnose and monitor therapy in a wide spectrum of heart and lung disorders, such as congestive heart failure, asthma and other forms of chronic obstructive pulmonary disease (COPD).

▪

Angeion also was awarded a three-year contract with Broadlane – another leading end-to-end cost-management partner for healthcare providers – for its MedGraphics® cardiorespiratory diagnostic systems, including related supplies and service.

▪

During the third quarter, the Company continued active participation in industry trade shows including the American Thoracic Society International Conference where the CardiO2 was featured, the American College of Sports Medicine Annual Meeting and the Focus on Respiratory Care and Sleep Medicine Conference.

Concluded Young, “We continue to assess the market to expand applications for our existing products, as well as analyze the market need for new products, programs and services to position Angeion for long-term success. Our efforts are gaining momentum and generating positive results. Although erratic economic conditions make it much too early to predict, we’re confident that with the team that we have in place and our market position, we can build on the third quarter’s success and continue to grow long term.”

Investor Conference Call
Angeion will hold an investment community conference call today, Wednesday, August 25, 2010, beginning at 4:00 p.m. CDT. Rodney A. Young, President and CEO, and Larry R. Degen, Interim CFO, will review third-quarter performance and discuss the Company’s strategies. To join the conference call, dial 1-877-941-8632 (international 1-480-629-9820) and provide the conference identification number 4353267 to the operator.

A replay of the conference call will be available one hour after the call ends through 11:59 p.m. CDT on Tuesday, August 31, 2010. To access the replay, dial 1-800-406-7325 (international 1-303-590-3030) and enter passcode: 4353267

About Angeion Corporation
Founded in 1986, Angeion Corporation acquired Medical Graphics Corporation in December 1999. Medical Graphics develops, manufactures and markets non-invasive cardiorespiratory diagnostic systems that are sold under the MedGraphics (www.medgraphics.com) and New Leaf (www.newleaffitness.com) brand and trade names. These cardiorespiratory diagnostic systems have a wide range of applications in healthcare as well as health and fitness. The Company’s products are sold internationally through distributors and in the United States through a direct sales force that targets heart and lung specialists located in hospitals, university-based medical centers, medical clinics and physicians’ offices, pharmaceutical companies, medical device manufacturers, clinical research organizations, health and fitness clubs, personal training studios, and other exercise facilities. For more information about Angeion, visit www.angeion.com.

Non-GAAP Financial Measures
In addition to disclosing financial measures prepared in accordance with Generally Accepted Accounting Principles (GAAP), this press release contains the following non-GAAP financial measures: non-GAAP pro-forma net income / (loss). The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

Non-GAAP pro-forma net income (loss).
We define non-GAAP pro-forma net income / (loss) as net income / (loss) plus stock-based compensation expense and depreciation and amortization. Our management utilizes a number of different financial measures, both GAAP and non-GAAP, in making operating decisions, in forecasting and planning, and in analyzing and assessing our Company’s overall performance. Our annual financial plan is prepared and reviewed both on a GAAP and non-GAAP basis. We budget and forecast for revenue and expenses, and assess actual results against our annual financial plan, using GAAP and non-GAAP measurements. Our board of directors and management utilize these financial measures (both GAAP and non-GAAP) to determine our allocation of resources. In addition, and as a consequence of the importance of these non-GAAP financial measures in managing our business, we use non-GAAP financial measures in the evaluation process to establish management compensation. For example, management’s annual bonus program in fiscal 2009 and 2010 is based upon the achievement of net income / (loss) plus adding back stock-based compensation. Our management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding the items mentioned above. In particular, we consider the use of non-GAAP pro-forma net income / (loss) helpful in understanding the performance of our business, as it excludes recurring non-cash items. Our rationale for the items we omit from our non-GAAP measures is as follows:

Stock-based compensation.
We exclude non-cash stock-based compensation expense because of varying available valuation methodologies, subjective assumptions and the variety of award types that companies can use under FASB ASC Topic 718 (formerly referred to as FAS 123R). Stock-based compensation expense is a recurring expense for our company and we expect it to continue in the future as we have a history of granting stock options and other equity instruments as a means of compensating, incentivizing and rewarding our employees and directors.

Depreciation and amortization expense.
Depreciation and amortization are non-cash charges that result from our accounting methods and the book value of assets. By excluding these non-cash charges, our management, together with our investors, are provided with supplemental metrics to evaluate cash earnings, distinguishing performance’s impact on earnings from performance’s impact on cash. Management believes that the review of these supplemental metrics in conjunction with other GAAP metrics, such as capital expenditures, is useful for management and investors in understanding our business. Depreciation is a recurring expense for our company and is expected to affect future periods as we continue to make further investments in our infrastructure through the acquisition of property, plant and equipment.

Due to the exclusion of these non-cash items, investors should not use this metric as a measure of evaluating our liquidity. Instead, to evaluate our liquidity, investors should refer to the Consolidated Statements of Cash Flow and the Liquidity and Capital Resources section contained within Management’s Discussion and Analysis in our periodic reports filed with the Securities and Exchange Commission.

There are a number of limitations related to the use of non-GAAP pro-forma net income / (loss). First, these non-GAAP financial measures exclude stock-based compensation and depreciation and amortization expenses that are recurring. Both stock-based expenses and depreciation have been, and will continue to be for the foreseeable future, a significant recurring expense with an impact upon our company notwithstanding the lack of immediate impact upon cash. Second, stock-based awards have traditionally been an important part of our employees’ compensation and we believe have positively affected their performance. Third, there is no assurance the components of the costs that we exclude in our calculation of non-GAAP pro-forma net income / (loss) do not differ from the components that our peer companies exclude when they report their results of operations. Our management compensates for these limitations by providing specific information regarding the GAAP amounts excluded from these non-GAAP financial measures and evaluating these non-GAAP financial measures together with their most directly comparable financial measures calculated in accordance with GAAP.

Forward Looking Statements
The discussion above contains forward-looking statements about Angeion’s future financial results and business prospects that by their nature involve substantial risks and uncertainties. You can identify these statements by the use of words such as “anticipate,” “believe,” “estimate,” “expect,” “project,” “intend,” “plan,” “will,” “target,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance or business plans or prospects. Our actual results may differ materially depending on a variety of factors including: (1) national and worldwide economic and capital market conditions; (2) continuing cost-containment efforts in our hospital, clinics, and office market; (3) any changes in the patterns of medical reimbursement that may result from national healthcare reform; (4) our ability to complete our software development initiative and migrate our MedGraphics software platform to a next generation technology; (5) our ability to maintain our cost structure at a level that is appropriate to our near to mid-term revenue expectations and that will enable us to increase revenues and profitability as opportunities develop; (6) our ability to achieve constant margins for our products and consistent and predictable operating expenses in light of variable revenues from our clinical research customers; (7) our ability to expand our worldwide international revenue through our distribution partners; (8) our ability to successfully defend ourselves from product liability claims related to our cardiorespiratory diagnostic products and claims associated with our prior cardiac stimulation products; (9) our ability to defend our existing intellectual property and obtain protection for intellectual property we develop in the future; (10) our ability to develop and maintain an effective system of internal controls and procedures and disclosure controls and procedures; and (11) our dependence on third-party vendors. Additional information with respect to the risks and uncertainties faced by the Company may be found in, and the above discussion is qualified in its entirety by, the other risk factors that are described from time to time in the Company’s Securities and Exchange Commission reports, including the Annual Report on Form 10-K for the year ended October 31, 2009.

Contact:           Rodney A. Young, President and Chief Executive Officer, (651) 484-4874

-- Financials Follow --

ANGEION CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations
(Unaudited, in thousands except per share data)

	Three Months Ended July 31,		Nine Months Ended July 31,
	2010	2009	2010	2009
Revenues
Equipment and supply sales	$6,207	$5,416	$17,958	$16,381
Service revenues	913	816	2,631	2,489
	7,120	6,232	20,589	18,870
Cost of revenues
Cost of equipment and supplies	2,848	2,751	9,119	8,610
Cost of service revenue	156	92	424	264
	3,004	2,843	9,543	8,874

Gross margin	4,116	3,389	11,046	9,996

Operating expenses:
Selling and marketing	1,967	1,688	5,810	5,101
General and administrative	1,142	979	3,295	3,131
Research and development	768	710	2,867	2,226
Amortization of intangibles	105	182	315	546
	3,982	3,559	12,287	11,004

Operating income (loss)	134	(170)	(1,241)	(1,008)
Interest income	—	6	6	10

Income (loss) before taxes	134	(164)	(1,235)	(998)
Provision for taxes	8	9	24	22

Net income (loss)	$126	$(173)	$(1,259)	$(1,020)

Income (loss) per share – basic
Net income (loss) per share	$0.03	$(0.04)	$(0.30)	$(0.25)

Income (loss) per share – diluted
Net income (loss) per share	$0.03	$(0.04)	$(0.30)	$(0.25)

Weighted average common shares outstanding:
Basic	4,131	4,121	4,145	4,114
Diluted	4,241	4,121	4,145	4,114

ANGEION CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets
July 31, 2010 and October 31, 2009
(In thousands except share and per share data)

	July 31, 2010	October 31, 2009
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$7,274	$11,219
Short-term investments	2,478	—
Accounts receivable, net of allowance for doubtful accounts of $97 and $110, respectively	4,842	4,510
Inventories, net of obsolescence reserve of $665 and $645, respectively	4,061	4,371
Prepaid expenses and other current assets	190	243
Total Current Assets	18,845	20,343

Noncurrent investments	961	—
Property and equipment, net of accumulated depreciation of $3,570 and $3,305, respectively	521	698
Intangible assets, net	1,255	1,422
Total Assets	$21,582	$22,463

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$1,792	$1,771
Employee compensation	1,421	1,375
Deferred income	1,534	1,579
Warranty reserve	135	143
Other current liabilities and accrued expenses	419	323
Total Current Liabilities	5,301	5,191

Long-term Liabilities:
Long-term deferred income and other	741	718
Total Liabilities	6,042	5,909

Shareholders’ Equity:
Common Stock, $0.10 par value, authorized 25,000,000 shares, 4,269,225 and 4,380,817 shares issued and 4,135,009 and 4,150,371 shares outstanding in 2010 and 2009, respectively	414	415
Additional paid-in capital	22,064	21,821
Accumulated deficit	(6,941)	(5,682)
Accumulated other comprehensive income	3	—
Total Shareholders’ Equity	15,540	16,554
Commitments and Contingencies	—	—
Total Liabilities and Shareholders’ Equity	$21,582	$22,463

ANGEION CORPORATION AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(Unaudited, in thousands)

	Nine Months Ended July 31,
	2010	2009
Cash flows from operating activities:
Net loss	$(1,259)	$(1,020)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	584	859
Stock-based compensation	576	564
Decrease in allowance for doubtful accounts	(13)	(110)
Increase in inventory obsolescence reserve	20	49
Change in operating assets and liabilities:
Accounts receivable	(319)	1,362
Inventories	327	389
Prepaid expenses and other current assets	53	73
Accounts payable	21	(179)
Employee compensation	46	(217)
Deferred income	(36)	(142)
Warranty reserve	(8)	(4)
Other current liabilities and accrued expenses	84	(36)
Net cash provided by operating activities	76	1,588

Cash flows from investing activities:
Purchase of investments	(3,436)	—
Purchase of property and equipment and intangible assets	(251)	(159)
Net cash used in investing activities	(3,687)	(159)

Cash flows from financing activities:
Proceeds from issuance of common stock under employee stock purchase plan	18	20
Proceeds from the exercise of stock options	7	63
Repurchase of common stock	(299)	—
Repurchase of common stock upon vesting of restricted stock grants	(60)	—
Net cash (used in) provided by financing activities	(334)	83

Net (decrease) increase in cash and cash equivalents	(3,945)	1,512

Cash and cash equivalents at beginning of period	11,219	9,047

Cash and cash equivalents at end of period	$7,274	$10,559

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